UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5     Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2023, The GEO Group, Inc. (“GEO” or the “Company”) and Wayne Calabrese (“Employee”), GEO’s Chief Operating Officer and Senior Vice President, entered into a Senior Officer Employment Agreement (“Employment Agreement”) in connection with his appointment as Chief Operating Officer and Senior Vice President effective as of December 21, 2022 as previously disclosed. The Employment Agreement was approved by the Company’s Compensation Committee (“Compensation Committee”). The term of the Employment Agreement is deemed to have started December 21, 2022 and shall continue until terminated due to (i) his death or disability or (ii) either the Employee or Company terminates the Employment Agreement for any reason upon not less than thirty (30) days written notice.

Under the terms of the Employment Agreement, Mr. Calabrese will be paid an annual base salary of $575,000, effective retroactively as of December 21, 2022, subject to the review and recommendation of a potential increase within the sole discretion of the Company’s Executive Chairman and Chief Executive Officer and subject to the approval of the Compensation Committee. Mr. Calabrese will be entitled to receive a target annual performance award (to be pro-rated as may be appropriate) of seventy-five percent (75%) of his base salary. Mr. Calabrese is entitled to participate in the Company’s Long-Term Incentive (“LTI”) Program and he will have a target annual equity grant value equal to seventy-five percent (75%) of his base salary with the actual level of his participation in the LTI to be determined by the Compensation Committee in its discretion.

The Employment Agreement provides that upon the termination of the agreement by GEO without cause or upon the death or disability of Mr. Calabrese, he will be entitled to a lump sum termination payment equal to Mr. Calabrese’s annual base salary for six (6) months. The Company will also continue to provide Mr. Calabrese and any covered dependents with the employee benefits as defined in the Employment Agreement for a period of six (6) months. In the event of Mr. Calabrese’s death within such six (6) month period, the Company will continue to provide the employee benefits to Mr. Calabrese’s covered dependents, and, if applicable to Mr. Calabrese’s estate. Additionally, all of the outstanding unvested stock options and restricted stock granted to Mr. Calabrese prior to termination will fully vest immediately upon termination; provided however, that any restricted stock that is subject to performance-based vesting shall only vest when and to the extent the Compensation Committee certifies that the performance goals are actually met. Upon the termination of the Employment Agreement by Mr. Calabrese by voluntary resignation or by GEO for cause, Mr. Calabrese will be entitled to only the amount of compensation that is due through the effective date of the resignation or termination. The Employment Agreement also provides that the termination of Mr. Calabrese’s employment under the agreement for any reason shall not affect his rights under the Company’s retirement plan applicable to him.

The Employment Agreement includes non-competition and non-solicitation covenants that run through the two-year period following the termination of Mr. Calabrese’s employment and customary confidentiality and work product provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Section 9    Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Senior Officer Employment Agreement, by and between The GEO Group, Inc. and Wayne Calabrese, dated February 9, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

February 15, 2023	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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